Exhibit 99

NEWS RELEASE	CONTACT:	Michael McNeil, President
HMN Financial, Inc. (507) 535-1202
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES FOURTH QUARTER RESULTS

Fourth Quarter Highlights
•	Net loss of $2.5 million compared to net income of $2.8 million in the fourth quarter of 2007
•	Diluted loss per common share of $0.70 compared to diluted earnings per common share of $0.73 in the fourth quarter of 2007
•	Provision for loan losses up $6.7 million from fourth quarter of 2007
•	Net interest margin of 2.99%, down 40 basis points from fourth quarter of 2007
•	Non-performing assets of $74.8 million, up $29.6 million from third quarter of 2008
•	Completed sale of $26.0 million in preferred stock and related warrant to U.S. Treasury

Annual Highlights
•	Net loss of $10.1 million compared to net income of $11.3 million in 2007
•	Diluted loss per common share of $2.78 compared to diluted earnings per common share of $2.89 in 2007
•	Provision for loan losses up $22.8 million from 2007; $12 million due to a single loan after the discovery of alleged fraud
•	Net interest margin of 3.16%, down 51 basis points from 2007

EARNINGS SUMMARY	Three Months Ended			Year Ended
	December 31,			December 31,
(dollars in thousands, except per share amounts)	2008		2007	2008		2007
Net income (loss)	$(2,538)		2,775	$(10,127)		11,274
Net income (loss) available to common stockholders	(2,575)		2,775	(10,164)		11,274
Diluted earnings (loss) per common share	(0.70)		0.73	(2.78)		2.89
Return on average assets	(0.88	) %	0.98	(0.91	) %	1.03
Return on average common equity	(11.43	) %	11.11	(10.61	) %	11.53
Book value per common share	$20.69		23.50	$20.69		23.50

ROCHESTER, MINNESOTA, January 23, 2009. . . HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $2.5 million for the fourth quarter of 2008, a $5.3 million decrease from net income of $2.8 million for the fourth quarter of 2007.  Diluted loss per common share for the fourth quarter of 2008 was $0.70, down $1.43 from diluted earnings per common share of $0.73 for the fourth quarter of 2007.  The decrease in net income for the quarter is due primarily to a $6.7 million increase in the loan loss provision between the periods as a result of increased loan loss reserves on commercial business and commercial real estate loans.
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Fourth Quarter Results

Net Interest Income
Net interest income was $8.3 million for the fourth quarter of 2008, a decrease of $0.9 million, or 10.4%, compared to $9.2 million for the fourth quarter of 2007.  Interest income was $16.1 million for the fourth quarter of 2008, a decrease of $3.2 million, or 16.8%, from $19.3 million for the same period in 2007.  Interest income decreased primarily because of a decrease in the average yields earned on loans and investments.  The decreased average yields were the result of the 400 basis point decrease in the prime interest rate between the periods.  Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated.  The decrease in average yields was partially offset by an increase in the average net loans receivable of $46.5 million between the periods.  Interest income was also adversely affected by the increase in non-performing loans between the periods.  The average yield earned on interest-earning assets was 5.81% for the fourth quarter of 2008, a decrease of 127 basis points from the 7.08% average yield for the fourth quarter of 2007.
Interest expense was $7.8 million for the fourth quarter of 2008, a decrease of $2.3 million, or 22.6%, from $10.1 million for the fourth quarter of 2007.  Interest expense decreased primarily because of the lower interest rates paid on money market accounts and certificates of deposits.  The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred between the periods.  Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits.  The lagging effect of deposit rate changes is primarily due to the Bank’s deposits that are in the form of certificates of deposits which do not re-price immediately when the federal funds rate changes.  The average interest rate paid on interest bearing liabilities was 2.96% for the fourth quarter of 2008, a decrease of 101 basis points from the 3.97% average rate paid in the fourth quarter of 2007.  Net interest margin (net interest income divided by average interest earning assets) for the fourth quarter of 2008 was 2.99%, a decrease of 40 basis points, compared to 3.39% for the fourth quarter of 2007.

Provision for Loan Losses
The provision for loan losses was $8.2 million for the fourth quarter of 2008, an increase of $6.7 million, or 449.9%, from $1.5 million for the fourth quarter of 2007.  The provision for loan losses increased primarily because of an increase in the allowance required for risk rated commercial loans in the fourth quarter of 2008 when compared to the same period in 2007.  The increase was primarily due to loan risk rating downgrades coupled with a decline in the estimated value of the real estate supporting commercial real estate loans. Total non-performing assets were $74.8 million at December 31, 2008, an increase of $29.6 million, or 65.2%, from $45.2 million at September 30, 2008.  Non-performing loans increased $27.7 million to $64.2 million and foreclosed and repossessed assets increased $1.8 million to $10.6 million.  The non-performing loan activity for the quarter included $32.6 million in additional non-performing loans, $2.5 million in loan charge offs, $265,000 in loans that were reclassified to performing, $2.3 million in loans that were transferred into real estate owned, and $212,000 in principal advances.

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the two most recently completed quarters and December 31, 2007.
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	December 31,	September 30,	December 31,
(Dollars in thousands)	2008	2008	2007
Non-Accruing Loans:
One-to-four family real estate	$7,251	$620	$1,196
Commercial real estate	46,953	32,554	15,641
Consumer	5,298	997	1,094
Commercial business	4,671	2,253	1,723
Total	64,173	36,424	19,654

Other assets	25	25	34
Foreclosed and Repossessed Assets:
One-to-four family real estate	258	552	901
Consumer	0	0	33
Commercial real estate	10,300	8,247	1,313
Total non-performing assets	$74,756	$45,248	$21,935
Total as a percentage of total assets	6.53%	4.01%	1.96%
Total non-performing loans	$64,173	$36,424	$19,654
Total as a percentage of total loans receivable, net	7.12%	4.17%	2.27%
Allowance for loan loss to non-performing loans	33.12%	42.75%	63.28%

Delinquency Data:
Delinquencies (1)
30+ days	$11,488	$4,354	$6,416
90+ days	0	0	0
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	1.26%	0.49%	0.73%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

The increase in the non-performing loans, other than commercial real estate loans, relates primarily to one $6.0 million single family home loan, one $3.0 million consumer home equity loan and one $1.5 million commercial loan that became delinquent in the fourth quarter of 2008 and were classified as non-performing.  The following table summarizes the number and types of commercial real estate loans that were non-performing at December 31, 2008 and September 30, 2008.

Property Type	# of relationships	Principal Amount of Loan at December 31, 2008	# of relationships	Principal Amount of Loan at September 30, 2008
Residential developments	6	$17,680,487	6	$17,424,965
Single family homes	4	898,395	6	1,483,995
Condominiums	1	5,439,523	2	2,429,567
Hotel	1	4,998,992	1	4,998,992
Alternative fuel plants	2	12,492,365	1	4,992,365
Shopping centers	2	1,236,958	2	1,223,843
Elderly care facilities	3	4,037,256	0	0
Commercial buildings	1	169,174	0	0
	20	$46,953,150	18	$32,553,727

Non-Interest Income and Expense
Non-interest income was $1.7 million for the fourth quarter of 2008, a decrease of $0.9 million, or 33.3%, from $2.6 million for the fourth quarter of 2007.  Other non-interest income decreased $943,000 between the periods due primarily to a decrease on the gains recognized between the periods on the sale of repossessed commercial property. Gain on sales of loans decreased $117,000 between the periods primarily because of a decrease in the gains realized on the sale of commercial government guaranteed loans.  Fees and service charges increased $232,000 between the periods primarily because of increased retail deposit account activity and fees.
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Non-interest expense was $6.5 million for the fourth quarter of 2008, an increase of $0.7 million, or 12.1%, from $5.8 million for the fourth quarter of 2007.  Compensation expense increased $336,000 primarily due to normal payroll cost increases.  Occupancy expense decreased $47,000 between the periods primarily because of decreased depreciation on certain fixed asset and software that became fully depreciated between the periods.  Mortgage servicing rights amortization decreased $52,000 between the periods because there are fewer mortgage loans being serviced.  Other operating expenses increased $478,000 between the periods primarily because of increased legal and deposit insurance costs.  Income tax expense decreased $3.9 million between the periods as a result of the decrease in taxable income.

Return on Assets and Equity
Return on average assets for the fourth quarter of 2008 was (0.88)%, compared to 0.98% for the fourth quarter of 2007.  Return on average equity was (11.43)% for the fourth quarter of 2008, compared to 11.11% for the same period of 2007.  Book value per common share at December 31, 2008 was $20.69, compared to $23.50 at December 31, 2007.

Annual Results

Net Income (Loss)
The net loss was $10.1 million for 2008, a decrease of $21.4 million compared to net income of $11.3 million for 2007.  Diluted loss per common share for the year ended December 31, 2008 was $2.78, down $5.67 from the $2.89 of diluted earnings per common share for the year ended December 31, 2007.  The decrease in net income is due primarily to a $22.8 million increase in the loan loss provision between the periods as a result of increased commercial loan loss reserves and charge offs, including a $12 million charge off in the third quarter of 2008 because of apparent fraudulent activities related to the collateral of one loan.  Net income was also adversely affected by a $5.0 million decrease in net interest income in 2008 compared to 2007 and a $3.8 million non-cash goodwill impairment charge in 2008.

Net Interest Income
Net interest income was $33.7 million for 2008, a decrease of $5.0 million, or 12.9%, from $38.7 million for 2007.  Interest income was $66.5 million for 2008, a decrease of $11.0 million, or 14.2%, from $77.5 million for 2007.  Interest income decreased primarily because of a decrease in the average yields earned on loans and investments.  The decreased average yields were the result of the 400 basis point decrease in the prime interest rate between the periods.  Decreases in the prime rate generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated.  The decrease in average yields was partially offset by an increase in the average net loans receivable of $60.2 million between the periods.  Interest income was also adversely affected by the increase in non-performing loans between the periods.  The average yield earned on interest-earning assets was 6.23% for 2008, a decrease of 112 basis points from the 7.35% average yield for 2007.
Interest expense was $32.8 million for 2008, a decrease of $6.0 million, or 15.5%, from $38.8 million for 2007.  Interest expense decreased primarily because of lower interest rates paid on commercial money market accounts and certificates of deposits.  The decreased rates were the result of the 400 basis point decrease in the federal funds rate that occurred between the periods. Decreases in the federal funds rate generally have a lagging effect and decrease the rates banks pay for deposits.  The average interest rate paid on interest-bearing liabilities was 3.27% for 2008, a decrease of 65 basis points from the 3.92% paid for 2007.  Net interest margin (net interest income divided by average interest earning assets) for 2008 was 3.16%, a decrease of 51 basis points, compared to 3.67% for 2007.

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Provision for Loan Losses
The provision for loan losses was $26.7 million for 2008, an increase of $22.8 million, from $3.9 million for 2007.  As previously disclosed, the provision for loan losses increased $12.0 million as the result of a loan that was charged off in the third quarter of 2008 due to the apparent fraudulent activities related to the underlying collateral on the loan.  The provision for loan losses also increased due to $44.8 million in commercial loan growth between the periods, an increase in the specific reserves established on commercial real estate loans due to decreases in collateral values and because of risk rating downgrades on various loans in the portfolio as a result of the current economic environment.  Total non-performing assets were $74.8 million at December 31, 2008, an increase of $52.9 million, or 240.8%, from $21.9 million at December 31, 2007.  Non-performing loans increased $44.5 million to $64.2 million and foreclosed and repossessed assets increased $8.3 million to $10.6 million between the periods. The increase in non-performing loans was primarily related to commercial real estate loans.  The non-performing loan activity for the year included $77.5 million in additional non-performing loans, $17.4 million in loan charge offs, $3.4 million in loans that were reclassified to performing, $10.3 million in loans that were transferred into real estate owned, and $1.9 million in principal payments were received on non-performing loans.

A reconciliation of the allowance for loan losses for 2008 and 2007 is summarized as follows:

(in thousands)	2008	2007
Balance at January 1,	$12,438	$9,873
Provision	26,696	3,898
Charge offs:
Commercial	(13,784)	(554)
Commercial real estate	(3,454)	(245)
Consumer	(612)	(840)
Single family mortgage	(78)	(42)
Recoveries	51	348
Balance at December 31,	$21,257	$12,438

Non-Interest Income and Expense
Non-interest income was $7.0 million for 2008, a decrease of $0.6 million, or 8.4%, from $7.6 million for 2007. Other non-interest income decreased $951,000 between the periods due primarily to a decrease on the gains recognized on the sale of repossessed commercial property between the periods. Gain on sales of loans decreased $863,000 between the periods due primarily to a decrease in the gains realized on commercial government guaranteed loans that were sold.  Mortgage servicing fees decreased $99,000 between the periods due primarily to a decrease in the single-family mortgage loans being serviced.  Fees and service charges increased $794,000 between the periods primarily because of increased retail deposit account activity and fees.  Security gains increased $479,000 because of increased investment sales.
Non-interest expense was $29.1 million for 2008, an increase of $5.3 million, or 22.1%, from $23.8 million for 2007.  A goodwill impairment charge of $3.8 million was recorded in the second quarter of 2008 as goodwill related to a 1997 acquisition was deemed to be impaired and fully written off due to the trading of the Company’s common stock at a discount to book value.  Other non-interest expense increased $1.6 million between the periods primarily because of increased Federal Deposit Insurance Corporation (FDIC) insurance costs, a litigation settlement related to a loan participation and increased legal fees primarily related to an ongoing state tax assessment challenge.  Occupancy expense increased $54,000 primarily because of the additional costs associated with a new branch that was opened in Eagan in the third quarter of 2007 and a new branch location that was opened in Rochester in the third quarter of 2008.  Data processing costs increased $128,000 primarily because of increased fees related to the data processing system conversion that occurred in the fourth quarter of 2008.  Amortization of mortgage

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servicing rights decreased $136,000 due to a decrease in single-family mortgage loans being serviced. Advertising expense decreased $120,000 between the periods due to a decrease in promotional event sponsorships.  Income tax expense decreased $12.3 million between the periods due primarily to a decrease in taxable income.

Return on Assets and Equity
 Return on average assets for 2008 was (0.91)%, compared to 1.03% for 2007.  Return on average equity was (10.61)% for 2008, compared to 11.53% for 2007.

Participation in U.S. Treasury’s Capital Purchase Program
The Company’s capital levels were enhanced in the fourth quarter by the previously announced sale of $26.0 million in preferred stock and related warrant to the United States Treasury.  “This investment in the Company by the Treasury enhances our already well-capitalized position,” said Michael McNeil, President.  “Our ability to meet the needs of our customers and the communities we serve will be further strengthened by these funds.  The additional capital should also benefit shareholders by providing the funding and flexibility that should enable us to expand our market share and build shareholder value.”

President's Statement
“The Bank’s increased loan loss provision reflects the very challenging economic environment that continues to have a negative affect on real estate values and our commercial and retail loan customers,” said HMN President Michael McNeil. “Despite the increased provision, the Bank continues to have adequate available liquidity and our capital position remains well above the levels required for it to be considered a well capitalized financial institution by regulatory standards.”

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates eleven full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Savings Bank also operates loan origination offices in Rochester and Sartell, Minnesota.  Home Federal Private Banking operates branches in Edina and Rochester, Minnesota.
Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to those relating to the adequacy of available liquidity to the Bank, the future outlook for the Company and the Company’s compliance with regulatory standards. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; the Company’s use of the proceeds from the sale of securities to the U.S. Treasury

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Department or other significant uncertainties.  Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)
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HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	December 31,	December 31,
(dollars in thousands, except per share data)	2008	2007

Assets
Cash and cash equivalents	$15,729	23,718
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $76,166 and $18,786)	77,327	18,468
Other marketable securities
(amortized cost $95,445 and $165,430)	97,818	167,720
	175,145	186,188

Loans held for sale	2,548	3,261
Loans receivable, net	900,889	865,088
Accrued interest receivable	5,568	6,893
Real estate, net	10,558	2,214
Federal Home Loan Bank stock, at cost	7,286	6,198
Mortgage servicing rights, net	728	1,270
Premises and equipment, net	13,972	12,024
Goodwill	0	3,801
Prepaid expenses and other assets	4,408	1,680
Deferred tax asset, net	8,649	4,719
Total assets	$1,145,480	1,117,054

Liabilities and Stockholders’ Equity
Deposits	$880,505	888,118
Federal Home Loan Bank Advances and Federal Reserve Borrowings	142,500	112,500
Accrued interest payable	6,307	9,515
Customer escrows	639	866
Accrued expenses and other liabilities	3,316	7,927
Total liabilities	1,033,267	1,018,926
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value/$1,000 liquidation preference)
Authorized 500,000 shares; issued shares 26,000	23,384	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	60,687	58,049
Retained earnings, subject to certain restrictions	98,067	110,943
Accumulated other comprehensive income	2,091	1,167
Unearned employee stock ownership plan shares	(3,771)	(3,965)
Treasury stock, at cost 4,961,032 and 4,953,045	(68,336)	(68,157)
Total stockholders’ equity	112,213	98,128
Total liabilities and stockholders’ equity	$1,145,480	1,117,054

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data)	2008	2007	2008	2007

Interest income:
Loans receivable	$14,098	16,483	58,671	66,115
Securities available for sale:
Mortgage-backed and related	818	232	1,615	727
Other marketable	1,134	2,343	5,775	9,153
Cash equivalents	2	215	198	1,187
Other	42	65	253	341
Total interest income	16,094	19,338	66,512	77,523

Interest expense:
Deposits	6,212	8,896	27,157	33,403
Federal Home Loan Bank advances and
Federal Reserve borrowings	1,593	1,193	5,639	5,420
Total interest expense	7,805	10,089	32,796	38,823
Net interest income	8,289	9,249	33,716	38,700
Provision for loan losses	8,216	1,494	26,696	3,898
Net interest income after provision
for loan losses	73	7,755	7,020	34,802

Non-interest income:
Fees and service charges	1,065	833	3,933	3,139
Mortgage servicing fees	233	265	955	1,054
Securities gains, net	0	0	479	0
Gain on sales of loans	208	325	651	1,514
Other	220	1,163	936	1,887
Total non-interest income	1,726	2,586	6,954	7,594

Non-interest expense:
Compensation and benefits	3,057	2,721	12,464	12,491
Occupancy	1,097	1,144	4,521	4,467
Advertising	112	118	422	542
Data processing	318	326	1,395	1,267
Amortization of mortgage servicing rights, net	114	166	570	706
Goodwill impairment charge	0	0	3,801	0
Other	1,773	1,295	5,912	4,349
Total non-interest expense	6,471	5,770	29,085	23,822
Income (loss) before income tax expense	(4,672)	4,571	(15,111)	18,574
Income tax expense (benefit)	(2,134)	1,796	(4,984)	7,300
Net income (loss)	(2,538)	2,775	(10,127)	11,274
Preferred stock dividends and discounts	(37)	0	(37)	0
Net income (loss) available to common
shareholders	$(2,575)	2,775	(10,164)	11,274
Basic earnings (loss) per share	$(0.70)	0.75	(2.78)	3.02
Diluted earnings (loss) per share	$(0.70)	0.73	(2.78)	2.89

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
SELECTED FINANCIAL DATA:	Three Months Ended			Year Ended
	December 31,			December 31,
(dollars in thousand, except per share data)	2008		2007	2008		2007

I. OPERATING DATA:
Interest income	$16,094		19,338	66,512		77,523
Interest expense	7,805		10,089	32,796		38,823
Net interest income	8,289		9,249	33,716		38,700

II. AVERAGE BALANCES:
Assets (1)	1,150,853		1,124,661	1,112,348		1,099,800
Loans receivable, net	898,549		852,035	887,836		827,597
Mortgage-backed and related securities (1)	180,906		200,258	154,559		192,758
Interest-earning assets (1)	1,101,622		1,082,818	1,068,309		1,054,193
Interest-bearing liabilities	1,049,854		1,010,301	1,003,142		991,389
Equity (1)	88,340		99,105	95,460		97,818

III. PERFORMANCE RATIOS: (1)
Return (loss) on average assets (annualized)	(0.88	) %	0.98%	(0.91	) %	1.03%
Interest rate spread information:
Average during period	2.85		3.12	2.96		3.44
End of period	3.11		3.20	3.11		3.20
Net interest margin	2.99		3.39	3.16		3.67
Ratio of operating expense to average
total assets (annualized)	2.44		2.04	2.61		2.17
Return (loss) on average equity (annualized)	(11.43)		11.11	(10.61)		11.53
Efficiency	64.61		48.75	71.52		51.46
	December 31,		December 31,
	2008		2007
IV. ASSET QUALITY :
Total non-performing assets	$74,756		21,935
Non-performing assets to total assets	6.53%		1.96%
Non-performing loans to total loans
receivable, net	7.12%		2.27%
Allowance for loan losses	$21,257		12,438
Allowance for loan losses to total assets	1.86%		1.11%
Allowance for loan losses to total loans
receivable, net	2.36		1.44
Allowance for loan losses to non-performing
loans	33.12		63.28

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	20.69		23.50
	December 31,		December 31,
	2008		2007
IV. ASSET QUALITY :
Total non-performing assets	$74,756		21,935
Non-performing assets to total assets	6.53%		1.96%
Non-performing loans to total loans
receivable, net	7.12%		2.27%
Allowance for loan losses	$21,257		12,438
Allowance for loan losses to total assets	1.86%		1.11%
Allowance for loan losses to total loans
receivable, net	2.36		1.44
Allowance for loan losses to non-performing
loans	33.12		63.28

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	20.69		23.50

	Year Ended		Year Ended
	Dec 31, 2008		Dec 31, 2007
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets,
at end of period	9.80%		8.78%
Average stockholders’ equity to
average assets (1)	8.58		8.89
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	106.50		106.33
	December 31,		December 31,
	2008		2007
VII. EMPLOYEE DATA:
Number of full time equivalent employees	204		203

(1)	Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.